Exhibit 3.1

ARTICLES OF MERGER

OF

POTOMAC MERGER SUB, INC.

(a Maryland corporation)

WITH AND INTO

BOWL AMERICA INCORPORATED

(a Maryland corporation)

Potomac Merger Sub, Inc., a Maryland corporation (the “Merging Corporation”), and Bowl America Incorporated, a Maryland corporation (the “Surviving Corporation”), do hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:

FIRST:         The Surviving Corporation and the Merging Corporation agree to merge in the manner hereinafter set forth (the “Merger”) and as contemplated by the Agreement and Plan of Merger, dated as of May 27, 2021 (the “Merger Agreement”), by and among Bowlero Corp., a Delaware corporation (“Parent”), the Merging Corporation, an indirect, wholly-owned subsidiary of Parent, and the Surviving Corporation.

SECOND:         The name and place of incorporation of each party to the Merger are: “Potomac Merger Sub, Inc.,” a Maryland corporation, and “Bowl America Incorporated,” a Maryland corporation. The Surviving Corporation is the entity to survive the Merger and continue as a corporation of the State of Maryland under the name “Bowl America Incorporated” pursuant to the Maryland General Corporation Law.

THIRD:         The principal office in the State of Maryland of the Merging Corporation is located in Baltimore City, Maryland. The Merging Corporation owns no interest in land in the State of Maryland. The principal office in the State of Maryland of Surviving Corporation is located in Baltimore County, Maryland. The Surviving Corporation owns an interest in land in the following counties in the State of Maryland: Montgomery, Anne Arundel, and Prince George’s.

FOURTH:         The terms and conditions of the Merger set forth in these Articles of Merger were advised, authorized, and approved by each party to these Articles of Merger in the manner and by the vote required by its respective charter and the laws of the State of Maryland. The manner of approval was as follows:

(a)         The Board of Directors and sole stockholder of the Merging Corporation, by a joint written consent dated May 27, 2021, adopted resolutions pursuant to which each determined that the proposed Merger was advisable and in the best interests of the Merging Corporation and approved the proposed Merger on substantially the terms and conditions set forth or referred to in the resolutions. The Board of Directors and sole stockholder of the Merging Corporation waived all notice of the time, place, prior written notice and purpose of a meeting to act on the proposed Merger.

(b)         The Board of Directors of the Surviving Corporation, at a meeting duly called and held on May 27, 2021, adopted resolutions that, among other things, declared advisable the Merger and the other transactions contemplated by the Merger Agreement, authorized and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on substantially the terms and conditions set forth or referred to in the resolutions, and directed that the Merger be submitted for consideration at a special meeting of the stockholders of the Surviving Corporation. Notice which stated that a purpose of the special meeting was to act on the proposed Merger was given by the Surviving Corporation to its stockholders as required by law. The proposed Merger was approved by the stockholders of Surviving Corporation at a special meeting of stockholders duly called and held on August 11, 2021 by the affirmative vote of the holders of at least a majority of the votes represented by the total number of Surviving Corporation Common Shares (as defined below in Article SIXTH) outstanding and entitled to be voted on the matter, as required by the law of the State of Maryland and the charter of the Surviving Corporation. There are no shares of Surviving Corporation Preferred Stock (as defined below in Article SIXTH) outstanding and entitled to notice of, or to be voted on, the matter.

FIFTH:         The total number of shares of stock of all classes that the Merging Corporation has authority to issue is 1,000 shares of common stock, $0.001 par value per share (the “Merging Corporation Common Shares”). The aggregate par value of all shares of stock of all classes of the Merging Corporation having a par value is $1.00.

SIXTH:         The total number of shares of stock of all classes that the Surviving Corporation has authority to issue is 12,000,000 shares consisting of (a) 10,000,000 shares of Common Stock, $0.10 par value per share, of which there are two (2) different classes, “Class A Common Stock” and “Class B Common Stock” (collectively, the “Surviving Corporation Common Shares”), and (b) 2,000,000 shares of Preferred Stock, $10.00 par value per share (the “Surviving Corporation Preferred Shares”). The aggregate par value of all shares of stock of all classes of the Surviving Corporation having a par value is $21,000,000.

SEVENTH:         The Merger changes the authorized stock of the Surviving Corporation as follows:

(a)  Immediately prior to the Effective Time (as defined below in Article ELEVENTH of these Articles of Merger), the total number of shares of stock of all classes that the Surviving Corporation has authority to issue is 12,000,000 shares consisting of (a) 10,000,000 Surviving Corporation Common Shares, and (b) 2,000,000 Surviving Corporation Preferred Shares. As changed by the Merger, at the Effective Time, the total number of shares of stock of all classes which the Surviving Corporation has authority to issue is 10,000 shares, all of which shares are classified as common stock, par value $0.001 per share.

(b)  Immediately prior to the Effective Time, the aggregate par value of all shares of stock of all classes of the Surviving Corporation having a par value is $21,000,000. As changed by the Merger, at the Effective Time, the aggregate par value of all authorized shares of stock of all classes of the Surviving Corporation is $10.00.

EIGHTH:         At the Effective Time, (a) as permitted by Section 3-109(d)(1) of the Maryland General Corporation Law, the charter of the Surviving Corporation shall be amended and restated as part of the Merger as set forth on Schedule A hereto, (b) the Bylaws of the Merging Corporation in effect immediately prior to the Effective Time of the Merger shall become the Bylaws of the Surviving Corporation, and (c) the directors and officers of the Merging Corporation immediately prior to the Effective Time of the Merger shall become the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation, or removal. The Merger amends the total number of shares of stock of all classes that the Surviving Corporation has the authority to issue and the aggregate par value of all the shares of stock of classes that the Surviving Corporation has the authority to issue as set forth in Article SEVENTH of these Articles of Merger and as set forth in Schedule A hereto.

NINTH:         At the Effective Time, pursuant to the terms of the Merger Agreement, the Merging Corporation shall be merged with and into the Surviving Corporation with the Surviving Corporation surviving the Merger; and, thereupon, the Surviving Corporation shall possess any and all purposes and powers of the Merging Corporation; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Corporation shall be transferred to, vested in, and devolved upon the Surviving Corporation, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Corporation will become the debts, liabilities, duties and obligations of the Surviving Corporation. Except as otherwise specifically provided in these Articles of Merger, the consummation of the Merger at the Effective Time shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law.

TENTH:         At the Effective Time, as more fully described in the Merger Agreement, by virtue of the Merger and without any action on the part of the Merging Corporation or the Surviving Corporation:

(a)    Each Surviving Corporation Common Share, including for the avoidance of doubt, both Class A Common Stock and Class B Common Stock, represented by a certificate (each, a “Certificate”) or a book-entry (each, a “Book-Entry Share”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares as canceled pursuant to clause (c) below and Dissenting Shares), shall be converted into the right to receive, at the Effective Time, cash in an amount equal to $8.53 (the “Per Share Price” or “Merger Consideration”), without interest.

(b)    All Surviving Corporation Common Shares (including, for the avoidance of doubt, any Dissenting Shares), shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a Certificate or Book-Entry Share, that, immediately prior to the Effective Time, represented any Surviving Corporation Common Shares shall thereafter cease to have any rights with respect to such Surviving Corporation Common Shares and shall thereafter represent only the right to receive the applicable Merger Consideration, any unpaid Extraordinary Dividend authorized and declared on or prior to the Effective Time in accordance with the Merger Agreement and, solely with respect to any Dissenting Shares, any payment of the fair value of such Dissenting Shares in accordance with the MGCL pursuant to the Merger Agreement, in each case to be issued or paid in accordance with the Merger Agreement, without interest, as applicable.

(c)    Any shares of Surviving Corporation Common Shares owned by Parent or any direct or indirect wholly-owned Subsidiary of Parent (including the Merger Corporation) or the Surviving Corporation immediately prior to the Effective Time (the “Excluded Shares”) shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)    There are no Surviving Corporation Preferred Shares outstanding.

(e)    Each Merging Corporation Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the Surviving Corporation.

ELEVENTH:         The Merger shall become effective upon the acceptance for record of these Articles of Merger by the SDAT (the “Effective Time”).

TWELFTH:         Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties of perjury.

– Signature page follows –

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 16th day of August, 2021.

ATTEST: /s/ Matthew Palatnik Name: Matthew Palatnik Title: Associate Counsel	MERGING CORPORATION: POTOMAC MERGER SUB, INC, a Maryland corporation By: /s/ Tom Shannon Name: Tom Shannon Title: CEO, President and Chairman
ATTEST: /s/ Albert B. Young Name: Albert B. Young Title: Controller	SURVIVING CORPORATION: BOWL AMERICA INCORPORATED, a Maryland corporation By: /s/ Cheryl A. Dragoo Name: Cheryl A. Dragoo Title: President and Chief Executive Officer

[ SIGNATURE PAGE TO ARTICLES OF MERGER ]

Schedule A to Articles of Merger

FIRST:    The name of the corporation (hereinafter the “Corporation”) is

Bowl America Incorporated

SECOND:    The purpose for which the Corporation is formed is to engage in any lawful business.

THIRD:    The street address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093.

FOURTH:    The name and address of the resident agent of the Corporation in Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville Timonium, Maryland 21093. Said resident agent is a Maryland corporation.

FIFTH:    (a) The total number of shares of capital stock which the Corporation has authority to issue is 10,000 shares of common stock par value of $0.001 per share, with the par value amounting in the aggregate to $10.00. All of such shares are classified as “Common Stock”. The Board of Directors may classify and reclassify any unissued shares of stock (whether or not such shares have been previously classified or reclassified) by setting or changing in any one or more respects the class and series designations of shares of stock or setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of such shares of stock. If shares of one class of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article FIFTH, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. A majority of the entire Board of Directors, without action by the stockholders, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws of the Corporation (the “Bylaws”).

(b)    The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(1)    Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class or series of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

(2)    Subject to the provisions of law and any preferences of any class or series of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class or series of the Corporation’s stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

(3)    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class or series of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining, after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class or series of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

SIXTH:    The number of directors of the Corporation shall initially be fixed at one, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force. The sole director, who shall serve until the next annual meeting of stockholders of the Corporation or until his successor is duly elected and qualified, is:

Tom Shannon.

SEVENTH:    The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

(a)    The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the MGCL, the Charter or the Bylaws.

(b)    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

(c)    Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

(d)    Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to the applicable stockholders not later than ten days after the effective time of such action.

(e)    Except as may be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

(f)    Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

(g)    To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at a time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted. The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is consistent with law. The Board of Directors may by bylaw, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law. References to the Maryland General Corporation Law in this Article are to that law as from time to time amended. No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in this clause (g).

(h)    The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.

The enumeration and definition of particular powers of the Board of Directors included in this Article SEVENTH shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the general laws of the State of Maryland in effect from time to time.

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